Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal First Quarter 2018 Financial Results
System-wide comparable restaurant sales growth of 3.7% in Fiscal First Quarter
Conference Call and Webcast at 4:30 p.m. ET Today

Lake Forest, CA. May 3, 2018 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American QSR chain by units in the United States, today reported fiscal first quarter 2018 financial results. The Company also reaffirmed guidance for fiscal year 2018.

Fiscal First Quarter 2018 Highlights

•	System-wide comparable restaurant sales growth of 3.7%, marking the 18th consecutive quarter of gains;

◦
Company-operated comparable restaurant sales growth of 2.6%, marking the 23rd consecutive quarter of gains. Company-operated comparable restaurant sales growth was comprised of average check growth of 2.6%, including slightly positive mix growth, and flat transactions;

◦	Franchised comparable restaurant sales growth of 5.2%;

•
Total revenue increased 6.8% to $112.6 million (including $2.9 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the new revenue recognition rules adopted in the first fiscal quarter whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income) compared to $105.3 million in the fiscal first quarter 2017;

•	Company restaurant sales increased 3.8% to $105.1 million compared to $101.2 million in the fiscal first quarter 2017;

•	Net income decreased to $3.2 million, representing diluted earnings per share of $0.08, compared to $4.2 million in the fiscal first quarter 2017, representing diluted earnings per share of $0.10;

•	Restaurant contribution* margin of 18.4% compared to 19.1% in the fiscal first quarter 2017;

•	Adjusted EBITDA* of $13.9 million compared to $14.6 million in the fiscal first quarter 2017; and

•	Three company-operated restaurant openings and one franchised restaurant closure.

Restaurant contribution * and Adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “Restaurant results were generally in-line with our expectations and we are pleased to reaffirm our guidance for the year. System-wide comparable restaurant sales growth of 3.7%, or 7.9% on a two-year basis, was a strong outcome, and we view the franchise restaurants 5.2% comparable restaurant sales increase as a reflection of Del Taco’s strength in varied geographies. We are very pleased with the continued AUV growth within our franchise base which is driving increased traction on franchise development across the country.”

Cappasola continued, “We began the second quarter with a successful ‘2 For $5’ promotion allowing guests to ‘mix and match’ our popular Classic Burritos, and recently launched our fan-favorite Carnitas protein as a limited time offering. A favorable guest response to these offerings has helped drive positive second quarter system-wide comparable restaurant sales through the first five weeks as we lap over our most difficult prior year comparisons of over 8% for company and franchise restaurants during the same five weeks, resulting in very strong two-year trends.”

Cappasola concluded, “We view our first quarter restaurant contribution margin as a good outcome considering we had our lowest expected level of menu pricing coupled with the highest level of expected food inflation for the year. As the year progresses we expect to increase our menu pricing while food inflation trends moderate and various supply chain and labor optimization strategies generate additional savings. We believe these factors, coupled with our upcoming launch of Elevated Combined Solutions with enhanced marketing and advertising, menu innovation and operational initiatives, has us well positioned to drive improved restaurant contribution performance in the second half of the year and beyond.”

Review of Fiscal First Quarter 2018 Financial Results

Total revenue increased 6.8% to $112.6 million (including $2.9 million of franchise advertising contributions and $0.2 million of other franchise revenue required as part of the new revenue recognition rules adopted in the first fiscal quarter whereby the offsetting impact is an increase to expenses such that there is no impact on operating income and net income) compared to $105.3 million in the fiscal first quarter 2017. Excluding these revenue recognition impacts total revenue increased 3.9%.

Comparable restaurant sales increased 3.7% system-wide for the fiscal first quarter 2018, resulting in a 7.9% increase on a two-year basis. The Del Taco system has now generated comparable restaurant sales growth for 18 consecutive quarters. Company-operated comparable restaurant sales increased 2.6%, marking 23 consecutive quarters of comparable restaurant sales growth. Franchise comparable restaurant sales increased 5.2%.

Net income was $3.2 million, representing $0.08 per diluted share, compared to $4.2 million in the fiscal first quarter 2017, representing $0.10 per diluted share.

Restaurant contribution* was $19.3 million compared to $19.4 million in the fiscal first quarter 2017. As a percentage of Company restaurant sales, restaurant contribution* margin decreased approximately 70 basis points year-over-year to 18.4%. The decrease was the result of an approximate 30 basis point increase in labor and related expenses and an approximate 40 basis point increase in occupancy and other operating expenses, of which half was related to the timing of advertising expenses.

Adjusted EBITDA* was $13.9 million compared to $14.6 million in the previous year’s fiscal first quarter.

Restaurant Portfolio

During the fiscal first quarter 2018, Del Taco opened three company-operated restaurants and one franchised restaurant was closed.

Repurchase Program for Common Stock and Warrants

During the fiscal first quarter 2018, the Company repurchased 9,811 warrants at an average price per warrant of $3.37. At the end of the fiscal first quarter approximately $20.9 million remained under our $50 million repurchase authorization.

Fiscal Year 2018 Guidance

The Company is reiterating the following guidance for fiscal year 2018, the 52-week period ending January 1, 2019:

•	System-wide same store sales growth of approximately 2% to 4%;

•
Total revenue between $506 million and $516 million, reflecting the new revenue recognition rules whereby franchise advertising contributions and other franchise revenue, which totaled $12.7 million and $0.8 million in fiscal year 2017, respectively, will now be reported on a gross basis. This guidance also includes an estimated $0.5 million unfavorable impact from the timing of initial franchise fees and renewal fees which must be deferred and recognized over the term of the related franchise agreement;

•	Total company-operated restaurant sales between $473 million and $483 million;

•	Restaurant contribution margin between 19.3% and 19.8%;

•	General and administrative expenses between approximately 8.2% and 8.5% of total revenue, including the expense side of the other franchise revenue that will now be reported on a gross basis;

•	Effective tax rate of approximately 26.5% to 27.5%;

•	Diluted earnings per share of approximately $0.59 to $0.63;

•	Adjusted EBITDA between $71.5 million and $74.0 million;

•	25 to 28 new system-wide restaurant openings; and

•	Net capital expenditures between $35.0 million to $38.0 million.

We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 1-201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-412-317-6671, the passcode is 13678922.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and transaction-related costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and new creamy Queso Blanco. The brand's UnFreshing Believable® campaign further communicates Del Taco's commitment to provide guests with the best quality and value for their money. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 560 restaurants across 14 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 2, 2018, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 27, 2018	January 2, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$10,038	$6,559
Accounts and other receivables, net	3,524	3,828
Inventories	2,739	2,712
Prepaid expenses and other current assets	3,216	6,784
Total current assets	19,517	19,883
Property and equipment, net	157,643	156,124
Goodwill	320,638	320,638
Trademarks	220,300	220,300
Intangible assets, net	20,711	21,498
Other assets, net	4,325	3,881
Total assets	$743,134	$742,324
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,040	$18,759
Other accrued liabilities	32,947	35,257
Current portion of capital lease obligations and deemed landlord financing liabilities	1,309	1,415
Total current liabilities	50,296	55,431
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	171,472	170,639
Deferred income taxes	68,644	68,574
Other non-current liabilities	32,562	31,431
Total liabilities	322,974	326,075
Commitments and contingencies (Note 13)
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 38,448,916 shares issued and outstanding at March 27, 2018; 38,434,274 shares issued and outstanding at January 2, 2018	4	4
Additional paid-in capital	350,543	349,334
Accumulated other comprehensive income	194	14
Retained earnings	69,419	66,897
Total shareholders’ equity	420,160	416,249
Total liabilities and shareholders’ equity	$743,134	$742,324

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	12 Weeks Ended
	March 27, 2018	March 28, 2017
Revenue:	(Unaudited)	(Unaudited)
Company restaurant sales	$105,109	$101,222
Franchise revenue	3,792	3,613
Franchise advertising contributions	2,936	—
Franchise sublease income	717	510
Total revenue	112,554	105,345
Operating expenses:
Restaurant operating expenses:
Food and paper costs	28,973	27,918
Labor and related expenses	34,818	33,221
Occupancy and other operating expenses	21,986	20,718
General and administrative	10,429	9,305
Franchise advertising expenses	2,936	—
Depreciation and amortization	5,914	5,103
Occupancy and other - franchise subleases	638	481
Pre-opening costs	442	26
Restaurant closure charges, net	(13)	9
Loss (gain) on disposal of assets, net	93	(49)
Total operating expenses	106,216	96,732
Income from operations	6,338	8,613
Other expense
Interest expense	1,910	1,543
Total other expense	1,910	1,543
Income from operations before provision for income taxes	4,428	7,070
Provision for income taxes	1,199	2,832
Net income	3,229	4,238
Other comprehensive income (loss):
Change in fair value of interest rate cap, net of tax	174	(88)
Reclassification of interest rate cap amortization included in net income	6	—
Total other comprehensive income (loss)	180	(88)
Comprehensive income	$3,409	$4,150
Earnings per share:
Basic	$0.08	$0.11
Diluted	$0.08	$0.10
Weighted-average shares outstanding
Basic	38,441,707	39,003,935
Diluted	39,224,070	40,375,061

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 27, 2018	March 28, 2017
Net income	$3,229	$4,238
Non-GAAP adjustments:
Provision for income taxes	1,199	2,832
Interest expense	1,910	1,543
Depreciation and amortization	5,914	5,103
EBITDA	12,252	13,716
Stock-based compensation expense (a)	1,274	1,069
Loss (gain) on disposal of assets, net (b)	93	(49)
Restaurant closure charges, net (c)	(13)	9
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(118)	(147)
Pre-opening costs (e)	442	26
Adjusted EBITDA	$13,930	$14,624

(a)	Includes non-cash, stock-based compensation.

(b)
Loss (gain) on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net of amortization of deferred gains on asset sales associated with sale-leaseback transactions, gains or losses recorded associated with the sale of company-operated restaurants to franchisees and gains or losses recorded associated with the sale of company-operated stores to franchisees.

(c)
Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant, partially offset by sublease income from leases which are treated as deemed landlord financing.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 27, 2018	March 28, 2017
Company restaurant sales	$105,109	$101,222
Restaurant operating expenses	85,777	81,857
Restaurant contribution	$19,332	$19,365
Restaurant contribution margin	18.4%	19.1%

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended
	March 27, 2018	March 28, 2017
Company-operated restaurant activity:
Beginning of period	312	310
Openings	3	—
Closures	—	—
Sold to franchisees	—	(5)
Restaurants at end of period	315	305
Franchise-operated restaurant activity:
Beginning of period	252	241
Openings	—	3
Closures	(1)	—
Purchased from Company	—	5
Restaurants at end of period	251	249
Total restaurant activity:
Beginning of period	564	551
Openings	3	3
Closures	(1)	—
Restaurants at end of period	566	554